EXHIBIT 99.1




                                             Contact:  Neil Lefort
                                             Vice President, Investor Relations
                                             (630) 527-4344


                MOLEX REPORTS 2003 FISCAL THIRD QUARTER RESULTS


Lisle, IL, USA - April 16, 2003 -- Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronic components company, today reported results for its fiscal third quarter and first nine months ended March 31, 2003 and provided guidance for the fourth quarter ending June 30, 2003.


3rd Quarter and Nine Month Results
----------------------------------

Revenues of $443.2 million increased 8.5 percent from last year's third quarter of $408.3 million. Revenues in local currencies increased 2.3 percent, as currency translation increased net revenues by $25.5 million compared with last year's third quarter. Net income was $24.8 million, compared with last year's third quarter of $19.7 million. Net return on sales was 5.6 percent, compared with 4.8 percent in the same quarter last year. Earnings per share of $0.13 increased 30 percent compared with the $0.10 reported in the same quarter last year. Currency translation did not have a material effect upon net income, as the major portion of the translation gain occurred in regions currently
reporting lower than normal local currency profitability.   Although both
revenues and net income increased over the prior year's third quarter, these results were below the guidance previously provided for the March quarter.

Joe King, Vice-Chairman and Chief Executive Officer, said, "It is clear that the modest recovery in the worldwide markets that Molex serves, which began approximately one year ago, has lost momentum, and in fact, took a step backward during the second half of the month of March. We attribute the latter to the current high level of global uncertainty, which magnified the existing caution shown by our customers. On the positive side, we believe we continued to gain market share during the quarter and achieved reasonable, although somewhat disappointing financial results."

"Looking at our regional results compared to last year's fiscal third quarter, in the Americas, revenues increased 0.9 percent as demand remains difficult in the fiber optics, telecom, and corporate infrastructure related markets. In the Far East South, revenues increased 23.5 percent in dollars and 21.7 percent in local currency. In this region we continue to gain market share, based on our many new products and increased penetration with our global customers who
continue to transfer manufacturing to the region.   In the Far East North
(Japan and Korea), revenues increased 26.6 percent in dollars and 12.7 percent in local currency, primarily driven by our new products. In Europe, revenues in local currency declined by 16.5 percent, reflecting Europe's stagnant telecom business and manufacturing transfers by customers primarily to China, as well as Europe lagging behind the other regions in the economic cycle. Revenues in dollars increased by 2.5 percent, as the region was helped by currency translation due to the gain in the Euro. We believe that the outlook in Europe remains challenging and do not expect a recovery in Europe during our current fiscal year."

King continued, "Gross profit margin of 33.5 percent was higher than the prior year's third quarter of 32.4 percent. Gross profit margin also improved from the December prior quarter, despite the lower level of sales. This was primarily due to lower raw material cost on a more favorable mix of product sales. Looking forward, we believe gross profit margins will remain highly correlated to sales levels. Our balance sheet remains strong with the Company effectively managing its cash flow. Our quarter ending cash balance increased sequentially by $7.0 million to $334.0 million."

The Company's backlog on March 31, 2003 stood at $188.7 million, compared with $203.6 million a year ago. Without the impact of changes to currency rates, the backlog would have been $175.6 million. Orders for the March quarter increased 9.8 percent when compared to last year's third quarter.

The Company includes in reported backlog only those items having both a purchase order and a scheduled delivery date. However, industry practices are increasingly moving toward indication orders, where customers initially provide a forecast as opposed to a purchase order. In those cases, the recording of the order in the Company's backlog is delayed until the customer requests shipment, at which time the order is also removed from backlog. As transactions under this practice are not included in the period ending backlog, the Company advises caution in relying on the backlog as a single leading indicator. It is estimated that currently 17 percent of the Company's total orders are processed under this practice, up from 8 percent in calendar 1999. The Company anticipates that this industry trend will continue.

Revenues for the nine months ended March 31, 2003 were $1.37 billion, compared with $1.26 billion in the prior fiscal year period, a 8.9 percent increase. Net income was $83.0 million compared with last year's $49.1 million. Net income of $83.0 million increased 22.2 percent when compared with last year's proforma net income of $67.9 million which excludes the $25.3 million special charge and one-time positive tax adjustments of $6.4 million. Earnings per share were $0.43 compared with $0.25 reported for the prior fiscal year. On a proforma basis, earnings per share for the prior fiscal year were $0.35, which excludes the special charge of $0.13 offset by the one-time positive tax adjustments of $0.03. For the nine-month period, currency translation increased net revenues by $44.4 million and increased net income by $1.5 million.


Research and Development Expenditures and Capital Spending
----------------------------------------------------------

Research and development expenditures for the third quarter were $29.8 million, a 9.1 percent increase when compared with $27.3 million for the same period last year. R&D expenditures for the nine-month period were $89.1 million, versus $83.3 million for the same period last year.

Capital expenditures for the third quarter were $47.9 million, versus $38.0 million for the same period last year. Approximately $2.7 million of this increase was due to foreign currency translation. Capital expenditures for the nine-month period were $127.6 million, versus $127.0 million for the same period last year. This is consistent with the Company's plan to increase spending on assets directly related to new products or productivity improvements, while lowering spending on general manufacturing assets.


Fiscal 4th Quarter Outlook
--------------------------

The Company also provided guidance for the fourth fiscal quarter ending
June 30, 2003. The global economy continues to be challenging, particularly in Europe, and there is no clear outlook as to when business levels will recover from the March downturn. Most of our customers continue to order only for their short-term requirements, providing little advance notice. We are also more cautious at the current time regarding the magnitude and benefit of the seasonal patterns that normally result in a relatively stronger June quarter. On the positive side, we are encouraged that inventory in the majority of our sales channels is at reasonable levels.

Based on these facts, the Company expects that revenues for the fourth fiscal quarter ending June 30, 2003, will be in a range of $450 to $460 million. Based on these revenues, the Company expects that earnings per share will be approximately $0.14. The Company anticipates, providing initial guidance for its next fiscal year ending June 30, 2004, in its earnings announcement for the quarter ending June 30, 2003, which is scheduled for release on July 23, 2003.

Stock Buyback Actions
---------------------

During the quarter, the Company repurchased 810,000 shares of MOLXA common stock, at a total cost of $15.0 million. For the nine months ended March 31, 2003, the Company has repurchased 2,677,500 shares for a total of $60.0 million. These purchases were done under a $100 million Board authorization for the full fiscal year ending June 30, 2003.

The Company's quarterly earnings conference call will be held at 4:00pm CST on Wednesday, April 16, 2003, and is available live and in replay to all investors through the internet by accessing the Company's website. You may also access the conference call transcript through the company's website as it becomes available.

Note:  	Molex will hold an Analysts Meeting on Thursday, July 24, 2003.  The location will be at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, IL. The meeting will begin at 10:00 a.m. central and is scheduled to end at approximately 3:30 p.m. central.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data including the monthly backlog is available by accessing the Company's website at www.molex.com.

Molex Incorporated is a 64-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 55 manufacturing facilities in 19 countries and employs approximately 16,640 people.





Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.

                              MOLEX INCORPORATED
                    QUARTER ENDED MARCH 31, 2003 and 2002
                        (000) omitted except per share
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                      Quarter Ended       Nine Months Ended
                                         March 31            March 31
                                        Unaudited            Unaudited
                                      2003     2002       2003         2002
                                   --------  --------   ----------  ----------
Net Revenue                        $443,177  $408,307   $1,367,032  $1,255,220
Gross Profit                        148,532   132,272      454,482     394,921
Selling and Administrative Expense  117,408   107,096      351,042     328,035
Interest Expense/(Income), Net       (1,620)   (1,148)      (6,557)     (4,046)
Other Expense / (Income)                  7       445          595      13,681
                                   --------  --------   ----------  ----------
Income Before Income Taxes           32,737    25,879      109,402      57,251
Taxes and Minority Interest           7,933     6,196       26,448       8,108
                                   --------  --------   ----------  ----------
Net Income                         $ 24,804  $ 19,683   $   82,954  $   49,143
                                   --------  --------   ----------  ----------

As a Percentage of Revenues            5.6%      4.8%         6.1%        3.9%


Earnings Per Share                    $0.13     $0.10        $0.43       $0.25


Weighted Average Shares
 Outstanding                        192,394   195,793      193,373     196,231




                      CONDENSED CONSOLIDATED BALANCE SHEET

                                              March 31
                                             Unaudited
                                          2003        2002

ASSETS                                ----------  ----------
Cash and Short-Term Investments       $  333,992  $  243,857
Receivables                              375,965     355,806
Inventories                              174,899     176,089
Other Current Assets                      40,539      51,077
                                      ----------  ----------
Total Current Assets                     925,395     826,829

Property, Plant & Equipment (net)      1,023,443   1,035,775
Other Assets                             296,758     214,911
                                      ----------  ----------
                                      $2,245,596  $2,077,515
                                      ----------  ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                   $  302,319  $  261,912
Deferred Liabilities                       4,098       8,806
Long-Term Debt                            13,348      14,852
Minority Interest                            593       2,388
Other Liabilities                         48,783      45,924
Shareholders' Equity                   1,876,455   1,743,633
                                      ----------  ----------
                                      $2,245,596  $2,077,515
                                      ----------  ----------